Exhibit 10.26

AMENDED AND RESTATED

EMBARQ KEY MANAGEMENT BENEFIT PLAN

This Plan (as defined below) has been established in accordance with Section 5 of the Employee Matters Agreement dated May 17, 2006 by and between Sprint Nextel Corporation and Embarq Corporation for the benefit of certain current and former key executives of Embarq Corporation and its subsidiaries who were participants in the Sprint Key Management Benefit Plan immediately prior to the Effective Date (as defined below), in order to retain or reward them for their services and encourage them to continue the increasing profitability of the Company (as defined below).

The Plan is now hereby amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with Section 409A of the Code (as defined below). Between May 16, 2006 and December 31, 2008, the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Section 409A of the Code.

Section 1. Definitions

The following terms shall have the meaning set forth below:

(a) “Base Salary” means the highest annual salary (including, if applicable, the annual salary of a Participant while such Participant was an employee of Sprint Nextel Corporation or one of its subsidiaries) of a Participant during the last five years immediately preceding the Participant’s death or Separation from Service as applicable. “Base Salary” shall include amounts deferred under the Embarq Retirement Savings Plan and the Embarq Executive Deferred Compensation Plan (and, if applicable, the Sprint Nextel 401(k) Plan and the Sprint Corporation Executive Deferred Compensation Plan), but shall not include incentive payments, bonuses, supplemental unemployment benefits, employer contributions to any profit sharing or other qualified plan, reimbursements of moving expenses or other expenses, or disability payments. The Compensation Committee shall determine whether a particular item of income constitutes Base Salary if a question arises.

(b) “Beneficiary” means the person or persons entitled under Section 5 to receive a Survivor Benefit after a Participant’s death.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee established pursuant to Section 7.

(e) “Company” means Embarq Corporation.

(f) “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.

(g) “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Company.

(h) “Effective Date” means May 17, 2006.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “Key Executive” means a key employee of the Company or its subsidiaries who is designated a Key Executive for purposes of this Plan by the Chief Executive Officer of the Company, subject to approval by the Compensation Committee.

(k) “Participant” means a present or former Key Executive on whose account a Survivor Benefit under Section 3 or a Supplemental Retirement Benefit under Section 4 will be payable, including those Participants who were participants in the Sprint Key Management Benefit Plan immediately prior to the Effective Date and who are listed on Schedule 1.

(l) “Participation Agreement” means a written agreement in form and substance satisfactory to the Company, by which (i) a Participant in the Plan agrees to retire from employment with the Company or subsidiary no later than the month following the date on which the Participant attains age 65 and (ii) a Participant designates the form in which the Participant prefers to have his benefits under this Plan be distributed.

(m) “Plan” means this Amended and Restated Embarq Key Management Benefit Plan as amended from time to time.

(n) “Separation from Service” means a Participant’s death, retirement or other termination of employment with Company within the meaning of ‘separation from service’ as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations. A Separation from Service shall not occur if a Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as the Participant has a right (either by contract or by statute) to reemployment with Company.

(o) “Supplemental Retirement Benefit” means a benefit payable under Section 4 of this Plan.

(p) “Survivor Benefit” means a benefit payable under Section 3 of this Plan.

Section 2. Participation

(a) Participation in this Plan on the Effective Date shall include those Participants who were participants in the Sprint Key Management Benefit Plan immediately prior to the Effective Date and who are identified on Schedule 1.

(b) The Chief Executive Officer of the Company, with the approval of the Compensation Committee, may designate from time to time the Key Executives who may become Participants in this Plan.

(c) A Key Executive shall become a Participant in the Plan only after signing a Participation Agreement. Such Participation Agreement must be submitted (1) within 30 days of a Key Employee first being selected as a Participant in the Plan; provided that such Key Employee must not have been eligible to participate in the Plan (as well as any other plan that is required to be aggregated with the Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2)) during the 24-month period ending on the date such Key Employee is first eligible to participate in this Plan, or (2) if the requirements in Section 2(c)(1) are not satisfied, then prior to December 31 of the calendar year preceding the January 1 of the calendar year in which the Participation Agreement shall first take effect.

(d) A Beneficiary shall be eligible for benefits only as hereinafter provided.

Section 3. Survivor Benefit

(a) If a Participant’s employment with the Company or one of its subsidiaries ends because of his death while he is a Key Executive, his Beneficiary shall receive an annual Survivor Benefit equal to 25% of the Participant’s Base Salary. This annual benefit shall be payable for a period of 10 years at the time in and the form set forth in Section 4(a) below.

(b) A Participant or a Participant’s Beneficiary, as the case may be, shall be eligible to receive a Survivor Benefits or a Supplemental Retirement Benefit, respectively, if a Participant (i) remains a Key Executive until age 60, and has a Separation from Service no later than the month after the date on which the Participant attains age 65, or (ii) suffers a Disability, or (iii) has a Separation from Service before age 65 and qualifies to receive early retirement benefits under the Company’s pension plan, then his Beneficiary shall receive upon his death a Survivor Benefit equal to 300% of the Participant’s Base Salary; provided, the Survivor

Benefit for a Participant electing early retirement under (iii) above shall be reduced 10% per year of attained age prior to age 60, e.g., to 270% of Base Salary for retirement at age 59, and to 150% of Base Salary for retirement at age 55. The Survivor Benefit or Supplemental Retirement Benefit, as applicable, shall be paid in the manner provided in Section 4(b) or Section 4(c).

(c) If a Participant does not satisfy the conditions of Section 3(a) or 3(b), no Survivor Benefit or Supplemental Retirement Benefit, as applicable, shall be payable on his account.

Section 4. Payment of Survivor Benefit

(a) The Survivor Benefit under Section 3(a) shall be payable in equal annual installments, commencing on the first day of the second month following the Participant’s death.

(b) The Survivor Benefit described in Section 3(b) shall normally be paid in a lump sum within 30 days following the Participant’s death. However, a Participant may elect in the Participation Agreement an installment method of payment and the period of such payments, provided that in all events the Survivor Benefit shall be payable over a period of not less than 2 years but not more than 20 years. Such installment payments shall commence no later than the 15th day of the third month following the year in which the Participant’s death occurred. If a Participant elects to have the Survivor Benefit paid in installments, the actuaries then servicing the Company shall determine the present value using an assumed interest rate of 6 1/2% of the payment method so elected, and the amount of the Survivor Benefit shall be revised accordingly, so that the value of the Survivor Benefit, determined at the time of the Participant’s death, is the same as if the Beneficiary received a lump sum.

(c) A Participant may elect in the Participation Agreement, in lieu of receiving the Survivor Benefit described in Section 3(b), to receive a Supplemental Retirement Benefit equal to 300% of the Participant’s Base Salary; provided, that such Supplemental Retirement Benefit for a Participant electing early retirement as described under Section 3(b)(iii) above shall be reduced 10% per year of attained age prior to age 60, e.g., to 270% of Base Salary for retirement at age 59, and to 150% of Base Salary for retirement at age 55. Such Supplemental Retirement Benefit shall commence payment within 30 days following the Participant’s Separation from Service or Disability; provided, however, if a Participant is a “Specified Employee” as defined in Section 409A(a)(2)(A) of the Code and the Company has securities which are publicly traded on an established securities market at the time of the Participant’s Separation from Service, no distribution may be made before the date which is 6 months after the date of Participant’s Separation from Service from the Company (excluding Separation from Service on account of death). The Participant may elect in the Participation Agreement to receive the Supplemental Retirement Benefit either (i) in a lump sum, (ii) in annual installments over a period not to exceed 30 years, (iii) in the form of a single life annuity, or (iv) in any combination of the forms set forth in

Section 4(c)(i)-(iii) (to be elected as a percentage of the total benefit). The actuaries then servicing the Company shall determine the present value using an assumed interest rate of 6 1/2% of the payment method elected by the Participant, and the amount of the Survivor Benefit shall be revised accordingly, so that the value of the Supplemental Retirement Benefit determined at the time of the Participant’s retirement, is the same as if the Participant received the Survivor Benefit in a lump sum.

If a Participant fails to make the election described in this Section 4(c) in the Participation Agreement, such Participant shall be deemed to have elected the Survivor Benefit to be paid as provided in Section 4(b).

(d) Notwithstanding the above paragraphs (b) and (c) of this Section 4, the elections as to the timing and form of payment of a Participant who was a participant in the Sprint Key Management Benefit Plan immediately prior to the Effective Date will apply to any benefits paid under this Plan, unless a subsequent election to change the form of payment is made, as described in paragraphs (e) and (f) below.

(e) Prior to December 31, 2007, a Participant may make a new election to change the form of payment of his or her benefits; provided that a Participant shall not be permitted in calendar year 2007, to (i) change a payment election in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2007, or (ii) accelerate payments that would otherwise be made in a later year into 2007 (the “Special Transition Rule”). This Special Transition Rule shall also apply to calendar year 2008 so that each mention of “2007” is replaced with “2008” in the immediately preceding sentence. Any election made under this Section 4(e) shall be void, and the previous election to change the form of payment or the default form of payment, as applicable, shall continue to apply if the Participant (1) makes a new election to change the form of payment of his or her benefits to a form of payment set forth in Section 4(b) and the Participant’s death occurs in the year in which he or she made such new election or (2) makes a new election to change the form of payment of his or her to a form of payment set forth in Section 4(c) and the Participant incurs a Separation from Service or a Disability in the year in which he or she made such new election.

(f) A Participant may change his election regarding (i) the timing of payment (i.e., whether to receive a Survivor Benefit or a Supplemental Retirement Benefit), and/or (ii) the form of payment in Section 4(b) (in the case of a Survivor Benefit) or Section 4(c) (in the case of a Supplemental Retirement Benefit), provided (1) the subsequent election is not effective until 12 months after the date on which the subsequent election is made; (2) the subsequent election is made at least 12 months prior to the date that benefits were scheduled to begin to be paid, (3) the first payment with respect to which such subsequent election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (4) the subsequent election may only be made with respect to a benefit payable upon satisfaction of the requirements in Section 3(b)(i) or (iii).

Section 5. Beneficiaries

(a) A Participant may designate one or more Beneficiaries to receive a Survivor Benefit payable under this Plan. Beneficiaries shall be designated only upon forms made available by or satisfactory to the Company, and filed by the Participant with the Company, as the Company may require.

(b) At any time prior to his death, a Participant may change his Designation of Beneficiary by filing a substitute Designation of Beneficiary with the Company in accordance with Section 5(a) above.

(c) In the absence of an effective Designation of Beneficiary, or if all persons so designated shall have predeceased the Participant or shall have died before the Survivor Benefit shall have been fully distributed, the balance of the Survivor Benefit shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s issue per stirpes or, if no issue to the executor or administrator of the Participant’s estate.

(d) If a Survivor Benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Company may pay such Survivor Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Survivor Benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Section 6. Unfunded Plan

(a) Benefits to be provided under this Plan are unfunded obligations of the Company. Nothing contained in this Plan shall require the Company to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If the Company elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of the Company and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

(b) No Participant shall be required or permitted to make contributions to this Plan.

Section 7. Plan Administration

(a) The Board. The Compensation Committee of the Board shall have the authority to amend and to terminate this Plan.

(b) The Employee Benefits Committee. The Plan shall be administered by the Employee Benefits Committee. The Employee Benefits Committee shall be the Plan Administrator as defined by ERISA and have the authority to control and manage the Plan. The Employee Benefits Committee shall have the responsibilities and duties and powers set forth in this Plan and any responsibilities and duties under this Plan which are not specifically delegated to anyone else, including but not limited to the following powers:

(i) subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations of the Plan and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(ii) to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(iii) to decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan; and

(iv) to compute or have computed the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan.

(c) Discretionary Power of the Employee Benefits Committee. The Employee Benefits Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including but not limited to the construction and interpretation of the Plan and the Trust Agreement and the determination of eligibility for benefits under the Plan. The decisions or actions of the Employee Benefits Committee as to any questions arising in connection with the Plan, including but not limited to, the construction and interpretation of the Plan and the Trust Agreement, shall be final and binding upon all Participants and their beneficiaries.

(d) Membership of the Employee Benefits Committee. The Employee Benefits Committee shall consist of at least five members. The chairpersons of the Employee Benefits Committee shall be the vice president of the Company who has responsibility for benefits administration and the vice president of the Company who has responsibility for financial decision support. The chairpersons of the Employee Benefits Committee shall appoint the remaining members of the Employee Benefits Committee. The chairpersons of the Employee Benefits Committee may remove a member and appoint another member at any time, with or without cause, upon written notice to the member being replaced. A chairperson may resign from the Employee Benefits Committee by giving 15 days written notice to the Secretary of the Corporation. Such resignation shall not constitute resignation of such person’s position of employment with the Company, notwithstanding the plan’s description of chairperson based upon employment responsibilities with the Company. Upon such resignation, or in the event the corporate position described for the chairperson does not exist, remains unfilled, or if the individual filling the position is unwilling or cannot perform the role of chairperson, the Compensation Committee of the Board shall appoint a chairperson. A member other than a chairperson may resign by giving written notice to a chairperson. During any period that both chairpersons’ positions are vacant, the Compensation Committee of the Board shall serve as Plan Administrator as defined by ERISA.

(e) Meetings of the Employee Benefits Committee. The Employee Benefits Committee shall appoint a secretary, who need not be a member of the Employee Benefits Committee, to keep its records and assist it in performing any of its functions. The Employee Benefits Committee shall hold regular meetings at least quarterly upon such notice and at such times and places as it may from time to time determine. The secretary of the Employee Benefits Committee shall attend all meetings and take minutes thereof. Notice of a meeting need not be given to any member of the Employee Benefits Committee who submits a signed waiver of notice before or after the meeting or who attends the meeting.

(f) Action of the Employee Benefits Committee. A vote of a majority of the members of the Employee Benefits Committee shall be required for any action taken by the Employee Benefits Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Employee Benefits Committee. Any person dealing with the Employee Benefits Committee shall be entitled to rely upon a certificate of any member of the Employee Benefits Committee, or its secretary, as to any act or determination of the Employee Benefits Committee.

(g) Subcommittee, Advisors and Agents of the Employee Benefits Committee. The Employee Benefits Committee may, subject to periodic review, (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf, (ii) delegate one or more of its responsibilities, duties or powers to any officer of the Company or other Employees or committees comprised of such persons and (iii) utilize the services of employees and engage accountants, agents, clerks, legal counsel, recordkeepers and professional consultants (any of whom may also be serving an Employer or any Subsidiary) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

(h) Records and Reports of the Employee Benefits Committee. The Employee Benefits Committee shall maintain records and accounts relating to the administration of the Plan and all data necessary for Plan valuations. The Employee Benefits Committee shall submit to the Compensation Committee of the Board an annual report on the operation of the Plan for each Plan year and shall also submit such other periodic reports as the Compensation Committee of the Board may request.

(i) Indemnification. The Employer will indemnify and hold harmless the directors and officers of the Employer, and of all Subsidiaries, the members of the Committee and all other Employees of the Employer, or of any Subsidiary, from any liability, loss, cost or damage that such individuals may incur in the exercise and performance of their duties and powers hereunder, except as may result from their own gross negligence or willful default. The Employer also will assume the defense of any and all actions, suits or proceedings brought or advanced by any person (other than an Employer) against any such individual arising under the Plan.

(j) Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity including the Employee Benefits Committee in its fiduciary and non-fiduciary roles pursuant to the terms and provisions of this Plan.

(k) Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Committee. If a claim for benefits is wholly or partially denied, the Committee shall so notify the Participant or beneficiary within 90 days (45 days in the case of a claim involving Disability benefits) after receipt of the claim. For claims other than claims involving Disability benefits, if the Committee determines that an extension is necessary due to matters beyond the control of the Plan, the Committee will notify the Participant or beneficiary within the initial 90-day period that the Committee needs up to an additional 90 days to review the Participant’s claim. In the case of a claim involving Disability benefits, the Committee will notify the Participant within the initial 45-day period that the Committee needs up to an additional 30 days to review the Participant’s claim. If the Committee determines that the additional 30-day period is not sufficient and that additional time is necessary to review the Participant’s claim for Disability benefits, the Committee may notify the Participant of an additional 30-day extension. The notice of denial shall be written in a manner calculated to be understood by the Participant or beneficiary and shall contain:

(i) the specific reason or reasons for denial of the claim,

(ii) specific references to the pertinent Plan provisions upon which the denial is based,

(iii) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary,

(iv) in the case of any claim involving Disability benefits, a copy of any internal rule, guideline, protocol, or other similar criterion relied upon in making the initial determination or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the determination and that a copy of such rule will be provided to the Participant free of charge at the Participant’s request, and

(v) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s or beneficiary’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 7(l) hereof.

(l) Review of Claim. Within 60 days after the receipt by the Participant or beneficiary of notice of denial of a claim, the Participant or beneficiary may:

(i) file a request with the Committee that it conduct a full and fair review of the denial of the claim,

(ii) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and

(iii) submit questions, comments documents, records and other information relating to the claim for benefits to the Committee in writing.

(m) Decision After Review. Within 60 days after the receipt of a request for review under Section 7(l) (or 45 days in the case of a claim involving Disability benefits), the Committee, or its delegate, shall deliver to the Participant or beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days (or, in the case of a claim involving Disability benefits, the 45-day period shall be extended to 90 days) upon notice to the Participant or beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or beneficiary and shall

(i) include the specific reason or reasons for the decision,

(ii) contain a specific reference to the pertinent Plan provisions upon which the decision is based,

(iii) include a statement that the Participant or beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits,

(iv) in the case of any claim involving Disability benefits, a copy of any internal rule, guideline, protocol, or other similar criterion relied upon in making the initial determination or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the determination and that a copy of such rule will be provided to the Participant free of charge at the Participant’s request, and

(v) a statement of the Participant’s or beneficiary’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(n) The Plan’s claims review procedures must be exhausted before challenging an adverse benefits determination in court.

Section 8. Miscellaneous

(a) No Survivor Benefit shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any Survivor Benefit, whether presently or hereafter payable, shall be void. Except as required by law, no Survivor Benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution, or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

(b) Notwithstanding any Plan provision to the contrary, the Board of Directors of the Company shall have the right to amend, modify, suspend, or terminate this Plan at any time. No amendment, suspension or termination shall adversely affect the right of a Participant or Beneficiary to receive a benefit payable as the result of the death, termination of employment, retirement or disability of a Participant which occurred prior to the effective date of such amendment, suspension or termination.

(c) Nothing contained in this Plan shall be construed as a contract of employment between any Participant and the Company or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of the Company.

(d) The Company may impose such other lawful terms and conditions on participation in this Plan as deemed desirable.

(e) The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

(f) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and the regulations thereunder, and shall be interpreted and administered in accordance with Section 409A of the Code and the regulations thereunder to the extent Section 409A of the Code and the regulations thereunder apply to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code and applicable regulations. If any provision of this Plan violates Section 409A of the Code, the regulations promulgated under Section 409A of the Code, regulatory interpretations or announcements with respect to Section 409A of the Code or mandatory judicial precedent construing that Section, then such provision shall be void and have no effect.

[Signature Page Follows]

IN WITNESS WHEREOF, pursuant to the authority granted to me by the Committee on             , the Plan is hereby amended this          day of                     , 2008.

EMBARQ CORPORATION

By:
Title:

SCHEDULE 1

Gene M. Betts

Michael B. Fuller

Steven L. McMahon

William P. Brennan

Stanley F. Fisher

J. Darrell Kelley

Michael A. McCarthy

Bruce H. Reynolds

Troy W. Todd

George L. White